SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): March 13, 2009

SARS CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

601 108th Avenue NE, Suite 1908
Bellevue, WA 98004
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 866-276-7277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2009, Chris Wain resigned as Chief Executive Officer of the Company for personal family reasons.  Mr. Wain’s resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.  Mr. Wain will remain active with the Company, and shall remain active with the Company by providing consulting services in the areas of technical development and marketing.

On March 13, 2009, the Board of Directors of the Company (the “Board”) appointed Geoff Meagher to serve as the Chairman of the Board and interim Chief Executive Officer.  Mr. Meagher is a proven and dynamic executive, highly skilled in operating and positioning both companies and products for growth and maximization of shareholder value.  He has over twenty-five years of broad management experience growing companies in a diverse mixture of businesses including the marketing, distribution, service and manufacturing industries.  His work history includes over sixteen years in various management rolls, concluding as COO of a $45MM commercial music service business; two years as President/COO of an outdoor apparel manufacturing company; two-plus years as EVP/COO of a development stage software business; and, over fifteen years as principal of a private capital and management consulting company.  Mr. Meagher currently serves as Chairman of N2uitive, Inc.; as President/Principal of Cascade Capital, Inc.; and serves on the Boards, N2itive, Cucina Fresca, Inc., and Nextune, Inc.  Meagher received a BA in Business from the University of Washington, and has done graduate study at the University of Arkansas and at Stanford University School of Business.  He served for five years as a Pilot in the USAF.

The Board has not named Mr. Meagher to any committees or subcommittees of the Board at this time.  To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, no such information exists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2009

SARS Corporation

/s/ Geoff Meagher
By: Geoff Meagher
Its:  Chief Executive Officer, Chairman